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                                                                     Exhibit 2.2

                                 PLAN OF MERGER
                                     BETWEEN
                             AMERISTEEL CORPORATION
                                       AND
                              GERDAU FLORIDA, INC.

                                    ARTICLE 1
                                     GENERAL

     A. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Gerdau Florida, Inc., a Florida corporation, ("Florida Co.") shall be merged (the "Merger") with and into AmeriSteel Corporation, a Florida corporation, (the "Corporation"), whereupon the separate corporate existence of Florida Co. shall cease and the Corporation shall be the surviving corporation (sometimes, the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida. Each of the Corporation and Florida Co. is a subsidiary of Gerdau USA, with such parent corporation owning at least 80% of the outstanding shares of each class of outstanding stock of each subsidiary. Accordingly, the Merger shall be effected pursuant to the provisions of Section 607.1104, Florida Statutes.

     B. Articles of Merger; Effective Time. Thirty one days (or the next business day thereafter if such 31st day is a Saturday, Sunday or holiday) after notice of this Plan of Merger has been mailed to the stockholders of Florida Co. and the Corporation, in accordance with the provisions of Section 607.1104, Florida Statutes, the parties hereto shall cause the Merger to be consummated by the execution and filing of Articles of Merger with the Secretary of State of the State of Florida (the "Articles of Merger"), together with the appropriate fees. The merger shall become effective immediately upon the acceptance of the filing of the Articles of Merger by the Secretary of State of the State of Florida. The time and date when the Merger shall become effective is hereinafter referred to as the "Effective Time."

     C. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Corporation as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation, until amended. At the Effective Time, the Bylaws of the Corporation as in effect immediately prior to the Effective Time, shall be and remain the Bylaws of the Surviving Corporation until amended.

     D. Property and Liabilities of Constituent Corporations. The identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Corporation shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Florida Co. shall be merged into the Corporation. The Surviving Corporation shall, from and after the Effective Time, possess all the rights, privileges, powers, and franchises of whatsoever nature and description, of a public as well as of a private nature, of Florida Co. and of the Corporation; all rights, privileges, powers, and franchises of each of the Corporation and of Florida Co., and all property, real, personal, and mixed, and debts due to either of the Corporation or of Florida Co. on whatever account shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as


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they were of the Corporation and Florida Co. The title to any real estate vested by deed or otherwise in either of the Corporation or Florida Co. shall not revert or be in any way impaired by reason of the Merger. From and after the Effective Time, all rights of creditors and all liens upon the property of Florida Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Florida Co. shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

                                    ARTICLE 2
                        CONVERSION AND EXCHANGE OF STOCK

     A. Stock of the Corporation.


     (a) Each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time, other than the shares owned by Gerdau USA Inc. ("Gerdau USA"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive 9.4617 common shares of Co-Steel Inc. (to be renamed Gerdau AmeriSteel Corporation) ("Newco"). No fractional shares of Newco shall be issued, but each holder who would otherwise be entitled to a fractional share shall instead be entitled to receive an amount in cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) the closing price of a Newco share on the Toronto Stock Exchange on the last business day immediately prior to the Effective Time multiplied by (iii) the exchange rate for the U.S. Dollar Equivalent of a Canadian Dollar on the last business day immediately prior to the Effective Time as reported in the Exchange Rate chart in the Wall Street Journal.

     (b) Each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time that is owned by Gerdau USA shall, by virtue of the Merger and without any action on the part of the holder thereof, remain outstanding as one share of common stock of the Corporation.

     B. Stock of Florida Co. Each share of common stock of Florida Co. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled.

     C. Options of the Corporation. Each issued and outstanding stock option to purchase shares of the Corporation's common stock (an "Option") granted under any stock option or compensation plan or arrangement of the Corporation, whether or not then exercisable, shall at the Effective Time be converted into an option (the "Newco Option") to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time and which option shall be considered issued under and subject to the terms of the applicable stock option plan, the number of Newco common shares determined by multiplying the number of shares of the Corporation's common stock that were covered by such Option immediately prior to the Effective Time by 9.4617 (the "Option Exchange Ratio") (rounded as hereinafter provided) at a price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of the Corporation's common stock immediately prior to the Effective Time under such Option divided by (ii) the Option Exchange Ratio; provided,

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however, that with respect to Options with the same exercise price and option term, the number of Newco common shares to be represented by the Newco Option shall be computed on an aggregate basis so as to create options for whole Newco common shares, with any then remaining fractional share rounded up the nearest whole share. As soon as practicable after the Effective Time, Newco shall deliver to each holder of an Option a stock option agreement or certificate issued under the applicable stock option plan as a replacement for the stock option certificate previously provided to such holder by the Corporation and evidencing the Newco Option and setting forth such holder's rights pursuant thereto, including the number of Newco common shares purchasable under the converted stock option and replacement option agreement or certificate and the corresponding exercise price thereunder. In addition, Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco common shares for delivery upon exercise of a Newco Option. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or appropriate forms), or another appropriate form, with respect to the shares of Newco common stock subject to the Newco Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Options remain outstanding.

     D. Exchange of Stock Certificates. As of the Effective Time, all shares of the Corporation's common stock previously outstanding, other than the shares owned by Gerdau USA, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive with respect to each share represented thereby the consideration, if any, set forth in Section 2.1(a) and any cash in lieu of fractional shares of Newco common stock to be issued or paid in consideration therefor upon the surrender of such certificate, without interest. Immediately after the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of the Corporation's common stock shall surrender the same to the Surviving Corporation or to an agent or agents designated by the Surviving Corporation, and shall thereupon be entitled to receive such consideration, without interest.